Contact:  Mark L.  Pulaski          Donald F.  Holt            November 21, 1997
          Vice Chairman &           Sr. Vice President &
          Chief Operating Officer   Corporate Controller
          (717) 231-5702            (717) 231-5704


                  KEYSTONE FINANCIAL INCREASES CASH DIVIDEND

     HARRISBURG, PA., November 21 - The Board of Directors of Keystone Financial, Inc., (NASDAQ:NM:KSTN), the fourth largest bank holding company in Pennsylvania, has declared an increased quarterly cash dividend of 28 cents per share, payable January 20, 1998, to shareholders of record on January 9, 1998. This is an 7.7% increase over the 26 cents per share paid quarterly in 1997. The cash dividend has been increased annually since Keystone was formed in 1984.

     "The increased dividend reflects our strong earnings performance through the first nine months of 1997, and our optimism about Keystone's future. We remain focused on continuing to increase Keystone's operating performance," Carl
L. Campbell, president and chief executive officer said. "A strong dividend is one clear way that our shareholders can participate in our success, and we are pleased to announce this dividend increase," he added.

     Keystone Financial, Inc., with assets of approximately $6.8 billion has seven member banks -- American Trust Bank, N.A., Cumberland, MD; Financial Trust Company, Carlisle, PA; Keystone Bank, N.A., Horsham, PA; Keystone National Bank, Lancaster, PA; Mid-State Bank, Altoona, PA; Northern Central Bank, Williamsport, PA; and Pennsylvania National Bank, Pottsville, PA; -- which together operate nearly 200 offices in Pennsylvania, Maryland and West Virginia.

     Keystone also operates Martindale Andres & Co., West Conshohocken, PA, a company providing investment management services, Keystone Financial Mortgage Co., Lancaster, PA, MMC&P, Pittsburgh, PA, a retirement benefit services firm, Keystone Financial Leasing Corporation, Exton, PA and Key Call Phone Banking Center, Cumberland, MD.

     For more information, visit the company's web site on the Internet at www.keyfin.com
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